SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

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September 27, 2006

Date of Report (Date of earliest event reported)

U.S. Energy Systems, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of	0-10238 (Commission File Number)	52-1216347 (I.R.S. Employer Identification No.)
Incorporation)

545 Madison Avenue New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 588-8901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2006, our Board of Directors and the Compensation Committee of the Board acted to increase, effective as of September 1, 2006, the annual base salaries payable to Asher Fogel, our Chief Executive Officer, Adam Greene, our Senior Vice President and Richard J. Augustine, our Chief Accounting Officer, by $120,000, $55,000 and $15,000, respectively. As a result, Messrs. Fogel, Greene and Augustine’s annual base salaries are $ 300,000, $175,000 and $150,000, respectively. The increases for Messrs. Fogel (with respect to $100,000 of such increase) and Greene will generally be paid through the issuance to them of shares of common stock with a fair market value equal to the amount of the increase.

Section 5 - Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or By laws; Change in Fiscal Year

Effective as of September 27, 2006, we adopted amendments to the stockholder voting provisions of our by-laws. Prior to the amendments, the by-laws provided that the vote of the holders of a majority of the aggregate voting power of the shares of the capital stock having voting power present in person or represented by proxy would decide any question other than the election of directors. The amendments generally provide that all matters other than the election of directors shall be determined by a majority of the votes cast affirmatively or negatively.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.  Title

3.7(ii)   Amendments to by-laws adopted September 27, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                U.S. Energy Systems, Inc.

                      By: /s/ Henry N. Schneider
                Henry N. Schneider, President

Dated: September 28, 2006